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                                                                    EXHIBIT 11.1

                ALL AMERICAN COMMUNICATIONS, INC. & SUBSIDIARIES

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                              NINE MONTHS ENDED SEPTEMBER 30, 1995
                                                          ---------------------------------------------
                                                                                           AS ADJUSTED
                                                                                           FOR THE MARK
                                                                                             GOODSON
                                                                                           ACQUISITION
                                                          HISTORICAL       PRO FORMA         AND THE
                                                            COMPANY       ADJUSTMENTS        OFFERING
                                                          -----------     ------------     ------------
Weighted average number of common shares outstanding....      7,976           4,000(1)         11,976
Assumed exercise of dilutive options and warrants under
  the treasury stock method based on average market
  price.................................................        107              47(2)            154
                                                            -------          ------           -------
Weighted average number of common shares and common
  share equivalents -- primary (B)......................      8,083           4,047            12,130
Additional shares from assumed exercise of dilutive
  options and warrants under the treasury stock method
  based on ending market price..........................        310             (47)(2)           263
Weighted average assumed conversion of 6 1/2%
  Convertible Subordinated Notes due 2003...............      5,217                             5,217
                                                            -------          ------           -------
Weighted average number of common shares and common
  share equivalents -- fully diluted (D)................     13,610           4,000            17,610
                                                            =======          ======           =======
Computation of net income (loss) for per share purposes:
Net income (loss) (A)...................................    $ 4,057          $3,852          $  7,909
Add: After tax reduction of interest expense for assumed
     conversion of 6 1/2% Convertible Subordinated Notes
     due 2003...........................................      1,818                             1,818
                                                            -------          ------           -------
Net income (loss) for fully diluted per share
  computation (C).......................................    $ 5,875          $3,852          $  9,727
                                                            =======          ======           =======
Net earnings (loss) per share -- Primary (A)/(B)........    $  0.50                          $   0.65
                                                            =======                           =======
Net earnings (loss) per share -- Fully diluted
  (C)/(D)...............................................    $  0.43                          $   0.55
                                                            =======                           =======
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(1) Reflects the issuance of Class B Common Stock in connection with the offering.

(2) Reflects the inclusion of dilutive common stock equivalents.